Exhibit 99.1

News Release NYSE: BGH	Buckeye GP Holdings L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	07-03
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

CARLYLE/RIVERSTONE REACHES AGREEMENT TO SELL BUCKEYE GP
HOLDINGS INTERESTS TO ARCLIGHT, KELSO AND LEHMAN BROTHERS

Breinigsville, PA — April 3, 2007 . . . Buckeye GP Holdings L.P. (NYSE: BGH) (“BGH”) today announced that The Carlyle/Riverstone Global Energy and Power Fund II, L.P., certain members of management and other limited partners have signed an agreement to sell their ownership of the general partner of BGH and an approximate 63% limited partner interest in BGH to an entity formed by affiliates of ArcLight Capital Partners, LLC (“ArcLight”), Kelso & Company (“Kelso”) and Lehman Brothers Holdings Inc. (“Lehman Brothers”).  BGH owns 100% of the general partner of Buckeye Partners, L.P. (NYSE: BPL).  None of BGH, BPL or their respective general partners is a party to the agreement.

The closing of the transaction is subject to customary closing conditions, including receipt of regulatory approvals.  The closing of the transaction would result in a change in control of BGH and BPL.  It is expected that, upon closing, William H. Shea Jr. will resign as Chairman of the Board, President and Chief Executive Officer of the general partner of BGH and BPL.  It is expected that the buyers will recommend Forrest E. Wylie as his successor at each general partner and that the remaining members of the management team will remain in place following the closing.  Mr. Wylie was most recently Vice Chairman of Pacific Energy Partners, L.P., a refined product and crude oil pipeline and terminal partnership that recently merged with Plains All American, L.P.  Mr. Wylie has over 20 years of experience in the energy industry.

The transaction is not expected to have any immediate impact on the operations of BPL.  Pending completion of the sale, management of BGH expects to continue to operate BPL’s business consistent with past practice.  After completion of the sale, BPL’s operating management  is expected to remain largely in place, and BGH will continue to manage BPL.

Lehman Brothers is acting as sole financial advisor to ArcLight and Kelso on the transaction.

Riverstone Holdings LLC and The Carlyle Group are the co-general partners of The Carlyle/Riverstone Global Energy and Power Fund II, L.P.

The Buyer group is being led by ArcLight and Kelso.  ArcLight Capital Partners, LLC is one of the world’s leading energy infrastructure investing firms, with more than $4.6 billion under management. ArcLight invests throughout the energy industry value chain in hard assets that produce high current income and capital appreciation. Founded in 2001, ArcLight has its headquarters in Boston and an office in New York City. ArcLight has 27 investment professionals and is led by Managing Partner Daniel R. Revers and Senior Partner Robb E. Turner. With a combination of more than 200 years of energy investing, ArcLight’s principals have deep energy investing experience, industry relationships, and asset level knowledge. More information about ArcLight can be found at www.arclightcapital.com.

Kelso & Company, a leading private equity firm, has been involved in leveraged acquisitions both as a principal and as a financial advisor since 1971.  Kelso makes equity investments on behalf of investment partnerships, which it manages.  Since 1980, Kelso has invested in approximately 90 companies with an aggregate total capitalization at closing of more than $24 billion.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high net worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in investment banking, equity and fixed income sales, trading and research, private investment management, asset management and private equity. The Firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world. For further information about Lehman Brothers’ services and products, visit the Firm’s Web site at www.lehman.com.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings, L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

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